Exhibit 99.1

NEWS RELEASE
THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak
(314) 342-0652

FOR IMMEDIATE RELEASE

The Laclede Group Posts Third Quarter

And Fiscal Year-to-Date Net Income;

Declares Dividend

ST. LOUIS, July 28, 2006 — The Laclede Group (NYSE: LG) today released its third quarter and fiscal year-to-date earnings report.

Quarter Ended June 30, 2006

Net income for the quarter ended June 30, 2006, was $2.7 million this year, or $3.4 million lower than the same period last year. On an earnings-per-share basis, third quarter earnings for fiscal 2006 were $.13 per share, compared to $.29 per share last year.

Results from The Laclede Group’s core subsidiary, Laclede Gas Company, Missouri’s largest natural gas distribution utility, were down $5.7 million this year compared to the third quarter of fiscal 2005. Utility results were reduced by lower system sales volumes, decreased income from sales of natural gas and upstream pipeline capacity outside the utility’s service area, and higher operating and depreciation expenses. These factors were partially offset by the net benefit of rate changes implemented at the utility October 1, 2005.

Net income for the third quarter of fiscal year 2006 for SM&P Utility Resources, Laclede Group’s unregulated underground facility locating and marking business, declined by $.4 million compared with the same period last year. The reduction in net income resulted primarily from higher than anticipated operating expenses, including those associated with the startup of new business in existing markets.

Laclede Energy Resources, Laclede Group’s other principal unregulated subsidiary, offers natural gas commodity services to customers within and outside of the St. Louis area. Laclede Energy Resources posted a $2.7 million earnings increase over the same period last year as a result of higher margins caused by increased price volatility and regional price differences, as well as higher wholesale sales volumes.

Fiscal Year Results at June 30, 2006

The Laclede Group posted net income for the nine-month period ended June 30, 2006, of $49.8 million, a $4.7 million increase over the same period last year. Earnings per share for the nine-month period increased to $2.35 compared to $2.14 for the same period last year.

The increase in net income during the nine-month period reflects significantly better results at Laclede Energy Resources, which resulted largely from higher margins due to increased price volatility and regional price differences subsequent to the 2005 Gulf Coast hurricanes, as well as higher sales volumes. Laclede Gas Company’s results for the nine months ended June 2006 declined due to higher operating and depreciation expenses and lower system sales volumes. These increased expenses were partially offset by the October 1, 2005 rate changes and increased income from the sale of natural gas and upstream pipeline capacity to entities outside of its traditional service area. SM&P’s results declined primarily due to a $2.5 million pre-tax charge associated with a previously reported agreement to settle a collective action lawsuit regarding certain employment-related claims, and higher than anticipated operating expenses, including those associated with the startup of new business in existing markets.

Laclede Gas Company, which contributes the majority of The Laclede Group’s consolidated earnings, has seasonal earnings that are typically concentrated in the colder months of the year. While SM&P, Laclede Energy Resources and other non-utility operations provide some offset to this seasonal pattern, The Laclede Group historically has experienced losses during its fourth quarter, July through September.

Dividends

The Laclede Group today declared a quarterly dividend of 35½ cents per share on its common stock, payable October 2, 2006, to shareholders of record on September 11, 2006.

In addition, Laclede Gas Company declared a quarterly dividend of 31¼ cents per share on Preferred Stock, Series B, and a quarterly dividend of 28½ cents per share on Preferred Stock, Series C, payable September 30, 2006, to shareholders of record September 11, 2006.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended June 30, 2006, filed with the Securities and Exchange Commission.

UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.

(Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
OPERATING REVENUES
Regulated
Gas distribution	$148,690	$162,371	$1,049,374	$888,620
Non-Regulated
Services	50,417	45,118	116,434	96,910
Gas marketing	130,372	103,008	559,437	337,794
Other	1,063	830	3,312	7,043
Total operating revenues	330,542	311,327	1,728,557	1,330,367
OPERATING EXPENSES
Regulated
Natural and propane gas	90,305	102,995	773,732	630,647
Other operation expenses	31,029	27,896	101,898	93,496
Maintenance	5,480	5,160	15,735	14,054
Depreciation and amortization	8,275	5,947	22,536	16,919
Taxes, other than income taxes	14,014	13,198	62,911	55,498
Total regulated operating expenses	149,103	155,196	976,812	810,614
Non-Regulated
Services	44,153	38,195	114,063	91,370
Gas marketing	124,599	101,454	535,945	330,945
Other	1,406	986	3,108	7,003
Total operating expenses	319,261	295,831	1,629,928	1,239,932
Operating Income	11,281	15,496	98,629	90,435
Other Income and (Income Deductions) – Net	1,385	822	3,849	2,302
Interest Charges:
Interest on long-term debt	5,417	5,642	16,703	17,193
Interest on long-term debt to unconsolidated affiliate trust	894	894	2,680	2,680
Other interest charges	2,589	883	7,753	3,171
Total interest charges	8,900	7,419	27,136	23,044
Income Before Income Taxes	3,766	8,899	75,342	69,693
Income Tax Expense	1,026	2,788	25,480	24,492
Net Income	2,740	6,111	49,862	45,201
Dividends on Redeemable Preferred Stock – Laclede Gas	12	13	37	43
Net Income Applicable to Common Stock	$2,728	$6,098	$49,825	$45,158

Average Number of Common Shares Outstanding	21,269	21,103	21,230	21,060
Basic Earnings Per Share of Common Stock	$0.13	$0.29	$2.35	$2.14
Diluted Earnings Per Share of Common Stock	$0.13	$0.29	$2.34	$2.14

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